Exhibit 16.1

December 3, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of Item 4.0 I of Form 8-K for the event that occurred on November 26, 2018, filed by our former client, VII Peaks Co-Optivist Income BDC II, Inc. We are in agreement with the statements made in Item 4.01 with respect to information provided regarding OUM & Co. LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.